EXHIBIT 23.02
                                                              -------------



                 Consent of KPMG LLP, Independent Auditors


The Board of Directors
Niku Corporation:

We consent to incorporation by reference in the registration statement on Form S-8 to be filed by Niku Corporation on or about June 14, 2002 of our report dated February 22, 2002, except as to Note 14, which is as of April 15, 2002, relating to the consolidated balance sheets of Niku Corporation and subsidiaries as of January 31, 2002 and 2001, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended January 31, 2002, and related financial statement schedule, which report appears in the January 31, 2002, Annual Report on Form 10-K of Niku Corporation.


                                                            /s/ KPMG LLP

Mountain View, California
June 14, 2002